CARMAX REPORTS FIRST QUARTER FISCAL YEAR 2026 RESULTS

Richmond, Va., June 20, 2025 – CarMax, Inc. (NYSE:KMX) today reported results for the first quarter ended May 31, 2025.

First Quarter Highlights:(1)

•Net earnings per diluted share increased 42.3% to $1.38 from $0.97 a year ago.

•Retail used unit sales increased 9.0% and comparable store used unit sales increased 8.1%; wholesale units increased 1.2%.

•Total gross profit increased 12.8% to $893.6 million, driven by higher unit volumes and strong unit margin performance.
◦Record high gross profit per retail used unit of $2,407, up $60 per unit
◦Historically strong gross profit per wholesale unit of $1,047, down $17 per unit
◦Extended Protection Plans (EPP) margin per retail unit of $572, an increase of $9 per unit
◦Service margin of $143 per retail unit, an improvement of $128 per retail unit

•Bought 336,000 vehicles from consumers and dealers, an increase of 7.2%.
◦288,000 vehicles were purchased from consumers, up 3.3%
◦48,000 vehicles were purchased through dealers, up 38.4%

•SG&A increased 3.3% to $659.6 million. Ongoing cost management efforts supported strong leverage of 680 basis points in SG&A as a percent of gross profit.

•Expanded CarMax Auto Finance (CAF) non-prime funding program, which we expect to provide significant flexibility in supporting CAF’s full spectrum penetration growth plans while mitigating risk.

•CAF income decreased 3.6% to $141.7 million as an increase in the provision for loan losses outweighed growth in the net interest margin percentage.

•Accelerated the pace of share buybacks with $199.8 million in shares of common stock repurchased in the first quarter of fiscal year 2026.

(1) Comparisons to the prior year’s first quarter unless otherwise stated

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CEO Commentary:
“We delivered our fourth consecutive quarter of positive retail comps and double-digit year-over-year earnings per share growth. These results highlight the strength of our earnings growth model, which is underpinned by our best-in-class omni-channel experience, the diversity of our business, and our sharp focus on execution,” said Bill Nash, president and chief executive officer. “Our associates, stores, technology and digital capabilities, all seamlessly tied together, enable us to provide the most customer-centric car buying and selling experience. This is a key differentiator in a very large and fragmented market that positions us to continue to drive sales, gain market share, and deliver significant year-over-year earnings growth for years to come.”

First Quarter Business Performance Review:

Sales. Combined retail and wholesale used vehicle unit sales were 379,727, an increase of 5.8% from the prior year’s first quarter.

Total retail used vehicle unit sales increased 9.0% to 230,210 compared to the prior year’s first quarter. Comparable store used unit sales increased 8.1% from the prior year’s first quarter. Total retail used vehicle revenues increased 7.5% compared with the prior year’s first quarter, driven by the increase in retail used units sold.

Total wholesale vehicle unit sales increased 1.2% to 149,517 versus the prior year’s first quarter. Total wholesale revenues declined 0.3% compared with the prior year’s first quarter due to a decrease in the average wholesale selling price of approximately $150 per unit or 1.7%, partially offset by the increase in wholesale units sold.

We bought 336,000 vehicles from consumers and dealers, up 7.2% compared to last year’s first quarter. Of these vehicles, 288,000 were bought from consumers and 48,000 were bought through dealers, an increase of 3.3% and 38.4%, respectively, from last year’s first quarter.

Other sales and revenues increased by 6.1%, or $10.9 million, compared with the first quarter of fiscal 2025, primarily reflecting an increase in EPP revenues driven by an increase in retail unit sales.

Our digital capabilities supported 80% of retail unit sales. Omni sales(2) were 66% and online retail sales(3) accounted for 14% of retail unit sales.

Gross Profit. Total gross profit was $893.6 million, up 12.8% versus last year’s first quarter. Retail used vehicle gross profit increased 11.8% and retail gross profit per used unit increased $60 from the prior year’s first quarter to $2,407, a record high.

Wholesale vehicle gross profit decreased 0.4% versus the prior year’s first quarter. Gross profit per unit was historically strong at $1,047, though a decrease of $17 from the prior year’s first quarter.

Other gross profit increased 31.3% primarily reflecting growth in service gross profit driven by cost coverage measures, positive retail unit growth, and increased efficiencies as well as growth in EPP revenues supported by stronger retail unit sales.

SG&A. Compared with the first quarter of fiscal 2025, SG&A expenses increased 3.3% or $21.1 million to $659.6 million, primarily driven by an increase in compensation and benefits driven by costs related to unit volume growth. SG&A as a percent of gross profit improved by 680 basis points to 73.8% in the first quarter compared to 80.6% in the prior year’s first quarter, driven by the growth in gross profit and ongoing cost management efforts in the stores and customer experience centers.

CarMax Auto Finance Expands Non-Prime Funding Program. During the first quarter, CAF earmarked $637.9 million of non-prime loans from the CAF portfolio that are intended to be fully sold off our balance sheet. As of May 31, 2025, these loans have been reclassified as held for sale on our consolidated balance
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sheet. Auto loans in CAF’s portfolio that have not been designated as held for sale are designated as held for investment. We expect that the expansion of our non-prime funding program will provide significant flexibility in supporting CAF’s full spectrum penetration growth plans while mitigating risk.

CarMax Auto Finance.(4) CAF income decreased 3.6% to $141.7 million as an increase in the provision for loan losses outweighed growth in CAF’s net interest margin percentage. This quarter’s provision for loan losses was $101.7 million compared to $81.2 million in the prior year’s first quarter, driven by loss performance among 2022 and 2023 vintages and economic uncertainty. There was a reduction in this quarter’s provision due to the release of $26 million for the allowance previously recorded for loans that are now classified as held for sale.

As of May 31, 2025, the allowance for loan losses of $474.2 million was 2.76% of auto loans held for investment, up from 2.61% as of February 28, 2025.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, was 6.5% of average auto loans outstanding, which includes held for investment and held for sale, up 30 basis points from both the prior year’s first quarter and from the fourth quarter of fiscal 2025. After the effect of 3-day payoffs, CAF financed 41.8% of units sold in the current quarter, down from 43.3% in the prior year’s first quarter. CAF’s reduction in penetration was primarily driven by an influx of self-funded, higher credit purchasers seen during the initial announcement of tariffs, and to a lesser degree, a higher Tier 3 penetration, both of which more than offset our expansion since the fourth quarter of last year. CAF’s weighted average contract rate was 11.4% in the quarter, consistent with the first quarter last year.

Share Repurchase Activity. During the first quarter of fiscal year 2026, we repurchased 3.0 million shares of common stock for $199.8 million. As of May 31, 2025, we had $1.74 billion remaining available for repurchase under the outstanding authorization.

Location Openings. During the first quarter of fiscal 2026, we opened two new stand-alone reconditioning/auction centers. The centers are located in El Mirage, Arizona, supporting the Phoenix metro market, and Midlothian, Texas, supporting the Dallas metro market.

(2)    An omni retail unit sale is defined as a sale where customers complete at least one, but not all, of the four activities listed in note (3) below online. An omni retail unit sale also includes additional steps that can be completed online, including pre-qualifying for financing, setting appointments and signing up for notifications of cars coming soon.
(3)    An online retail sale is defined as a sale where the customer completes all four of these major transactional activities online: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and creating an online sales order.
(4)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended May 31
(In millions)	2025	2024	Change
Used vehicle sales	$6,103.4	$5,677.5	7.5%
Wholesale vehicle sales	1,252.7	1,256.4	(0.3)%
Other sales and revenues:
Extended protection plan revenues	131.7	118.8	10.8%
Third-party finance fees, net	(0.7)	(1.7)	58.3%
Advertising & subscription revenues (1)	36.5	34.7	5.3%
Other	22.9	27.7	(17.3)%
Total other sales and revenues	190.4	179.5	6.1%
Total net sales and operating revenues	$7,546.5	$7,113.4	6.1%

(1)    Excludes intercompany revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended May 31
	2025	2024	Change
Used vehicles	230,210	211,132	9.0%
Wholesale vehicles	149,517	147,685	1.2%

Average Selling Prices

	Three Months Ended May 31
	2025	2024	Change
Used vehicles	$26,120	$26,526	(1.5)%
Wholesale vehicles	$7,959	$8,094	(1.7)%

Vehicle Sales Changes

	Three Months Ended May 31
	2025	2024
Used vehicle units	9.0%	(3.1)%
Used vehicle revenues	7.5%	(5.4)%

Wholesale vehicle units	1.2%	(8.3)%
Wholesale vehicle revenues	(0.3)%	(17.0)%

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Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended May 31
	2025	2024
Used vehicle units	8.1%	(3.8)%
Used vehicle revenues	6.6%	(6.1)%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended May 31
	2025	2024
CAF (2)	44.4%	45.3%
Tier 2 (3)	17.7%	18.7%
Tier 3 (4)	8.0%	7.5%
Other (5)	29.9%	28.5%
Total	100.0%	100.0%

(1)    Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 2 and Tier 3 loan originations, which represent approximately 2% of total used units sold.
(3)    Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)    Third-party finance providers to whom we pay a fee.
(5)    Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended May 31
(In millions)	2025	% (1)	2024	% (1)
Net sales and operating revenues	$7,546.5	100.0	$7,113.4	100.0
Gross profit	$893.6	11.8	$791.9	11.1
CarMax Auto Finance income	$141.7	1.9	$147.0	2.1
Selling, general, and administrative expenses	$659.6	8.7	$638.6	9.0
Interest expense	$27.1	0.4	$31.4	0.4
Earnings before income taxes	$283.1	3.8	$206.6	2.9
Net earnings	$210.4	2.8	$152.4	2.1

(1)Calculated as a percentage of net sales and operating revenues.

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Gross Profit (1)

	Three Months Ended May 31
(In millions)	2025	2024	Change
Used vehicle gross profit	$554.2	$495.5	11.8%
Wholesale vehicle gross profit	156.6	157.1	(0.4)%
Other gross profit	182.8	139.3	31.3%
Total	$893.6	$791.9	12.8%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended May 31
	2025		2024
	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit per unit	$2,407	9.1	$2,347	8.7
Wholesale vehicle gross profit per unit	$1,047	12.5	$1,064	12.5
Other gross profit per unit	$794	96.1	$660	77.6

(1)    Amounts are net of intercompany eliminations.
(2)    Calculated as category gross profit divided by its respective units sold, except the other category, which is divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1)

	Three Months Ended May 31
(In millions)	2025	2024	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$349.0	$328.1	6.4%
Share-based compensation expense	45.6	47.1	(3.2)%
Total compensation and benefits (2)	$394.6	$375.2	5.2%
Occupancy costs	68.9	70.6	(2.4)%
Advertising expense	67.9	71.7	(5.3)%
Other overhead costs (3)	128.2	121.1	5.9%
Total SG&A expenses	$659.6	$638.6	3.3%
SG&A as a % of gross profit	73.8%	80.6%	(6.8)%

(1)    Amounts are net of intercompany eliminations.
(2)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(3)    Includes IT expenses, non-CAF bad debt, insurance, preopening and relocation costs, travel, charitable contributions and other administrative expenses.

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Components of CAF Income and Other CAF Information

	Three Months Ended May 31
(In millions)	2025	2024
Interest margin:
Interest and fee income	$485.4	$452.5
Interest expense	(197.5)	(182.3)
Total interest margin	287.9	270.2
Provision for loan losses	(101.7)	(81.2)
Total interest margin after provision for loan losses	186.2	189.0
Total direct expenses	(44.5)	(42.0)
CarMax Auto Finance income	$141.7	$147.0

Average auto loans outstanding (1)	$17,719.9	$17,551.2
Total interest margin as a percent of average auto loans outstanding	6.5%	6.2%

Net auto loans originated (1)	$2,318.5	$2,265.7
Net penetration rate (1)	41.8%	43.3%
Weighted average contract rate (1)	11.4%	11.4%

Ending allowance for loan losses	$474.2	$493.1

(1)Includes auto loans held for investment and auto loans held for sale.

Earnings Highlights

	Three Months Ended May 31
(In millions except per share data)	2025	2024	Change
Net earnings	$210.4	$152.4	38.0%
Diluted weighted average shares outstanding	152.6	157.7	(3.2)%
Net earnings per diluted share	$1.38	$0.97	42.3%

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Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, June 20, 2025. Domestic investors may access the call at 1-800-225-9448 (international callers dial 1-203-518-9708). The conference I.D. for both domestic and international callers is 3171396. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A replay of the webcast will be available on the company’s website at investors.carmax.com through September 24, 2025, or via telephone (for approximately one week) by dialing 1-800-839-1247 (or 1-402-220-0470 for international access) and entering the conference ID 3171396.

Second Quarter Fiscal 2026 Earnings Release Date

We currently plan to release results for the second quarter ending August 31, 2025, on Thursday, September 25, 2025, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early September 2025.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. During the fiscal year that ended February 28, 2025, CarMax sold approximately 790,000 used vehicles and 540,000 wholesale vehicles at its auctions. In addition, CarMax Auto Finance originated more than $8 billion in auto loans during fiscal 2025, adding to its nearly $18 billion portfolio. CarMax has 250 store locations, over 30,000 associates, and is proud to have been recognized for 21 consecutive years as one of the Fortune 100 Best Companies to Work For®. CarMax is committed to helping its communities thrive and reducing the environmental footprint of its operations. Learn more in the 2025 Responsibility Report. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release that are not statements of historical fact, including statements about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, inventory, market share, financial and operational targets and goals, revenue, margins, expenses, liquidity, loan originations, capital expenditures, share repurchase plans, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “positioned,” “predict,” “should,” “target,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge, expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
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•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Changes in general or regional U.S. economic conditions, including economic downturns, inflationary pressures, fluctuating interest rates, tariffs or the effect of trade policies, and the potential impact of international events.
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Significant changes in prices of new and used vehicles.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Our inability to realize the benefits associated with our omni-channel platform or initiatives designed to leverage evolving technologies, including AI.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans than anticipated.
•The failure or inability to realize the benefits associated with our strategic investments.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•The performance of the third-party vendors we rely on for key components of our business.
•Adverse conditions affecting one or more automotive manufacturers.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•The failure or inability to meet our environmental goals or satisfy related disclosure requirements.
•Factors related to the geographic concentration of our stores.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•The failure of or inability to sufficiently enhance key information systems.
•Factors related to the regulatory and legislative environment in which we operate.
•The effect of evolving regulations, disclosure requirements, standards and expectations relating to environmental, social and governance matters.
•The effect of various litigation matters.
•The volatility in the market price for our common stock.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2025, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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Contacts:

Investors:
    David Lowenstein, Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended May 31
(In thousands except per share data)	2025	%(1)	2024	%(1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$6,103,440	80.9	$5,677,476	79.8
Wholesale vehicle sales	1,252,738	16.6	1,256,439	17.7
Other sales and revenues	190,363	2.5	179,482	2.5
NET SALES AND OPERATING REVENUES	7,546,541	100.0	7,113,397	100.0
COST OF SALES:
Used vehicle cost of sales	5,549,257	73.5	5,181,979	72.8
Wholesale vehicle cost of sales	1,096,167	14.5	1,099,311	15.5
Other cost of sales	7,494	0.1	40,212	0.6
TOTAL COST OF SALES	6,652,918	88.2	6,321,502	88.9
GROSS PROFIT	893,623	11.8	791,895	11.1
CARMAX AUTO FINANCE INCOME	141,650	1.9	146,970	2.1
Selling, general, and administrative expenses	659,643	8.7	638,578	9.0
Depreciation and amortization	65,739	0.9	61,869	0.9
Interest expense	27,070	0.4	31,362	0.4
Other (income) expense	(309)	—	416	—
Earnings before income taxes	283,130	3.8	206,640	2.9
Income tax provision	72,749	1.0	54,200	0.8
NET EARNINGS	$210,381	2.8	$152,440	2.1
WEIGHTED AVERAGE COMMON SHARES:
Basic	152,137		157,161
Diluted	152,607		157,706
NET EARNINGS PER SHARE:
Basic	$1.38		$0.97
Diluted	$1.38		$0.97

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	May 31	February 28	May 31
(In thousands except share data)	2025	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$262,819	$246,960	$218,931
Restricted cash from collections on auto loans held for investment	584,277	559,118	536,407
Accounts receivable, net	200,305	188,733	212,370
Auto loans held for sale	637,947	—	—
Inventory	3,624,353	3,934,622	3,772,885
Other current assets	142,890	148,203	229,714
TOTAL CURRENT ASSETS	5,452,591	5,077,636	4,970,307
Auto loans held for investment, net	16,802,744	17,242,789	17,268,321
Property and equipment, net	3,909,977	3,841,833	3,734,736
Deferred income taxes	141,183	140,332	100,104
Operating lease assets	482,613	493,355	509,043
Goodwill	141,258	141,258	141,258
Other assets	456,039	467,003	518,325
TOTAL ASSETS	$27,386,405	$27,404,206	$27,242,094

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$980,499	$977,845	$911,348
Accrued expenses and other current liabilities	409,003	529,926	456,277
Accrued income taxes	79,412	87,526	24,792
Current portion of operating lease liabilities	58,332	59,335	57,534
Current portion of long-term debt	217,319	16,821	21,550
Current portion of non-recourse notes payable	532,787	526,518	514,394
TOTAL CURRENT LIABILITIES	2,277,352	2,197,971	1,985,895
Long-term debt, excluding current portion	1,366,176	1,570,296	1,591,366
Non-recourse notes payable, excluding current portion	16,639,622	16,567,044	16,626,011
Operating lease liabilities, excluding current portion	470,912	481,963	484,632
Other liabilities	345,434	343,944	387,320
TOTAL LIABILITIES	21,099,496	21,161,218	21,075,224

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 150,582,152 and 153,319,678 shares issued and outstanding as of May 31, 2025 and February 28, 2025, respectively	75,291	76,660	78,176
Capital in excess of par value	1,899,003	1,891,012	1,834,218
Accumulated other comprehensive (loss) income	(8,246)	3,080	61,678
Retained earnings	4,320,861	4,272,236	4,192,798
TOTAL SHAREHOLDERS’ EQUITY	6,286,909	6,242,988	6,166,870
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,386,405	$27,404,206	$27,242,094

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended May 31
(In thousands)	2025	2024
OPERATING ACTIVITIES:
Net earnings	$210,381	$152,440
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	79,784	69,244
Share-based compensation expense	46,981	48,098
Provision for loan losses	101,707	81,226
Provision for cancellation reserves	24,803	24,343
Deferred income tax provision (benefit)	2,782	(2,036)
Other	1,310	2,545
Net (increase) decrease in:
Accounts receivable, net	(11,572)	8,783
Auto loans held for sale	(637,947)	—
Inventory	310,269	(94,815)
Other current assets	2,692	32,881
Auto loans held for investment, net	338,338	(337,703)
Other assets	(5,712)	(3,797)
Net decrease in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	(141,867)	(75,206)
Other liabilities	(22,406)	(23,692)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	299,543	(117,689)
INVESTING ACTIVITIES:
Capital expenditures	(136,736)	(103,914)
Proceeds from disposal of property and equipment	48	1
Purchases of investments	(4,926)	(2,093)
Sales and returns of investments	425	136
NET CASH USED IN INVESTING ACTIVITIES	(141,189)	(105,870)
FINANCING ACTIVITIES:
Proceeds from issuances of long-term debt	87,000	—
Payments on long-term debt	(90,930)	(303,080)
Cash paid for debt issuance costs	(8,895)	(5,668)
Payments on finance lease obligations	(3,443)	(4,548)
Issuances of non-recourse notes payable	3,988,864	3,676,000
Payments on non-recourse notes payable	(3,906,323)	(3,376,447)
Repurchase and retirement of common stock	(204,027)	(106,850)
Equity issuances	8,329	8,209
NET CASH USED IN FINANCING ACTIVITIES	(129,425)	(112,384)
Increase (decrease) in cash, cash equivalents, and restricted cash	28,929	(335,943)
Cash, cash equivalents, and restricted cash at beginning of year	960,310	1,250,410
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$989,239	$914,467

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